UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2013

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
On September 17, 2013, Transocean Ltd. (the “Company”) issued a press release announcing a settlement resolving two civil cases arising from the November 2011 and March 2012 Frade field events. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 8.01. Other Events
As previously reported in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 as filed with the Securities and Exchange Commission on August 8, 2013 (File No. 000-53533), on or about November 7, 2011, oil was released from fissures in the ocean floor in the vicinity of a development well being drilled by Chevron using the Company's semisubmersible drilling unit, Sedco 706. The well is located in the Frade field off the coast of Rio de Janeiro.  The release was ultimately controlled and the well was plugged.

On or about December 13, 2011, a federal prosecutor in the town of Campos in Rio de Janeiro State filed a civil public action against Chevron and the Company seeking BRL 20.0 billion, currently equivalent to approximately $8.8 billion (the “First Civil Claim”) as well as seeking injunctive relief on certain matters.

On March 15, 2012, Chevron publicly announced that it had identified a new sheen in Frade field. The source of the sheen was determined to be seepage from an 800-meter fissure approximately three kilometers away from the location of the November 2011 incident.  On or about April 3, 2012, the same federal prosecutor who filed the original civil public action filed a new civil public action against Chevron and the Company in federal court in Campos (the “March Civil Claim” and, together with the First Civil Claim, the “Frade Civil Claims”).  This lawsuit alleges the new seepage discovered in March 2012 is related to the November 2011 incident and release.  The lawsuit seeks an additional BRL 20.0 billion, currently equivalent to approximately $8.8 billion, in damages.

On September 17, 2013, a subsidiary of the Company entered in to an agreement with Chevron,  the Brazillian Federal Prosecutor's Office, Agência Nacional do Petróleo, Gás Natural e Biocombustíveis (ANP), and Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (IBAMA) regarding the settlement of the Frade Civil Claims (the “Frade Settlement Agreement”). The Frade Settlement Agreement releases the Company from the Frade Civil Claims without a finding of fault or liability. The Company has no financial obligations under the Frade Settlement Agreement. Upon the approval of the federal court, the Frade Settlement Agreement will become binding upon all parties thereto and the Frade Civil Claims will be dismissed.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, additional private civil lawsuits have been filed against Chevron and the Company in various states and counties within Brazil.  The Company is in various stages in defense of these lawsuits and is submitting claims to Chevron for indemnity and defense in each case.

Forward Looking Statements

Statements included in this Current Report on Form 8-K regarding the final disposition of the Frade Civil Claims and the related requests for injunctive relief, the approval of the Frade Settlement Agreement by the federal court, the final disposition of the private civil lawsuits related to the Frade incident and other statements that are not historical facts are forward-looking statements.  These statements involve risks and uncertainties including, but not limited to, court approval of the Frade Settlement Agreement, actions by litigants, the court and other governmental agencies or bodies, uncertainty of litigation, and other factors detailed in risk factors and elsewhere in the Company’s Annual Report on Form 10-K for 2012 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Transocean Ltd. Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: September 17, 2013	By: /s/ Ryan Tarkington
Ryan Tarkington
Authorized Person

Index to Exhibits

Exhibit No.	Description
99.1	Transocean Ltd. Press Release